UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 90549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant	[X]
Filed by a Party other than the Registrant	[ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a–6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material under Rule 14a-12

ADVAXIS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transactions applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction.

(5)	Total fee paid:

	[ ]	Fee paid previously with preliminary materials:

	[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Dear Stockholders,

On behalf of all of us at Advaxis, we are very pleased to share with you the progress we achieved this past year and preview our upcoming key priorities and milestones. As a reminder, at Advaxis our mission is to improve the lives of people with cancer by unlocking the potential of our Lm technology and activating the immune system. Our Lm platform is engineered to provide comprehensive immune stimulation to orchestrate “pathogen-like” immune responses to a patient’s cancer, as a new approach to immunotherapy to target cancer-specific antigens and neoantigens.

We are proud of our accomplishments over the past several months, which most importantly, include encouraging clinical data from our ADXS-PSA and ADXS-HOT lung cancer programs. We believe these data provide signals of activity for our ongoing clinical trials and lay the foundation for potential additional programs that leverage our key findings. In addition to these intriguing data, we strengthened our financial profile by raising money, focusing our pipeline and implementing cost control measures. These efforts leave us with a cash runway anticipated to extend into mid-2021.

Below are a few highlights of our recent achievements and anticipated opportunities that we expect lie ahead for Advaxis in 2020.

Key Highlights and Strategic Priorities:

ADXS-HOT: Cancer Type-Focused Hotspot/Off-the-Shelf Neoantigen-Directed Therapies:

We presented positive clinical data from our ongoing Phase 1/2 ADXS-503 trial in non-small cell lung cancer (NSCLC) at the IASLC 2020 Targeted Therapies of Lung Cancer Meeting and I/O 360° Conference, providing what we believe are important clinical signals for our off-the-shelf hotspot neoantigen program. These preliminary data come from the first evaluable patients from Part A, the ADXS-503 monotherapy arm, and Part B, ADXS-503 in combination with KEYTRUDA® (pembrolizumab), Merck’s anti-PD-1 therapy.

In the combination arm, we observed that the first two treated patients, both of whom progressed on KEYTRUDA®, showed substantial tumor shrinkage including a partial response (PR) with a nearly 60% reduction in site lesions and stable disease (SD) with a 25% reduction in a target lesion. In addition, 50% of evaluable patients from the monotherapy arm (n=6) achieved stable disease. We believe these data are particularly noteworthy given the refractory, pre-treated patient population enrolled in the study, with many progressing on prior checkpoint inhibitors. Taken together, we believe that treatment with ADXS-503 has the potential to enhance or restore sensitivity to checkpoint inhibitors.

Importantly, these results were achieved with a manageable and well-tolerated safety profile. We expect to continue enrollment in Part B and anticipate beginning Part C later this year, which will enroll patients in a first-line setting in combination with KEYTRUDA®.

We have also made progress advancing our second HOT program to the clinic announcing FDA allowance of our IND for ADXS-504 for the treatment of prostate cancer. We believe that our ADXS-HOT program has the potential to be a broadly accessible and economical off-the-shelf approach for neoantigen-based immunotherapies, and we are focused on advancing the cancer types we can address with our technology.

ADXS-PSA: Prostate Cancer

We were also excited to present updated survival data from the KEYNOTE-46 trial at the 2020 ASCO Genitourinary Cancers Symposium. KEYNOTE-46, a Phase 1/2 trial, evaluated ADXS-PSA, our first generation prostate cancer Lm-technology-based immunotherapy. We are encouraged by the results we have observed with a reported mean overall survival of 33.7 months in all patients treated with ADXS-PSA in combination with KEYTRUDA®.

In addition, in advanced prostate cancer patients with visceral metastases (i.e., where the cancer has spread to the liver or lungs), we demonstrated a median overall survival of 16.4 months. We believe this increase is particularly meaningful given the overall survival in this advanced patient population is estimated to be less than 11 months with current standard of care treatment.

Based on these results, we believe ADXS-PSA in combination with KEYTRUDA® has the potential to provide synergistic benefit to patients and are actively assessing the best path forward to advance this program to additional studies.

In closing, we are deeply grateful for the effort and commitment from our employees, as well as the support shown by our stockholders. 2020 is expected to be an important year for Advaxis as we continue to focus on advancing our ADXS-HOT and ADXS-PSA programs, recognizing the high unmet need of advanced and refractory cancer patients. We are increasingly confident that our platform of Lm-based immunotherapies can provide meaningful improvement in patient outcomes. We look forward to providing you with updates on our progress throughout the year and thank you for your interest in and support of Advaxis.

Kenneth A. Berlin

President and Chief Executive Officer, Advaxis, Inc.